Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

BYRNA TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h) (4)	2,375,000 shares (3)	$25.90	$61,512,500	$0.00015310	$9417.56
			Total Offering Amounts			$61,512,500		$9,417.56
			Total Fee Offsets					—
			Net Fee Due					$9,417.56

(1)

The securities to be registered include options and other rights to acquire the common stock of Byrna Technologies Inc. (the “Registrant”) issuable pursuant to the Registrant’s Amended and Restated 2020 Equity Incentive Plan, as amended (the “2020 Plan”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(3)

Represents shares of common stock that were added to the number of shares authorized for issuance under the 2020 Plan, pursuant to an amendment to the 2020 Plan to increase the number of shares of common stock available for awards under the 2020 Plan, which amendment was approved by the Registrant’s Board of Directors on October 21, 2024 and the Registrant’s stockholders at the Registrant’s 2024 Annual Meeting of Stockholders held on November 20, 2024.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The computation is based on $25.90 per share, which is the average high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on February 4, 2025.